EXHIBIT 99.1

Team, Inc. Lowers Fourth Quarter 2013 Earnings Guidance

SUGAR LAND, Texas, May 20, 2013 (GLOBE NEWSWIRE) -- Team, Inc., (NYSE:TISI) today announced that it is lowering its earnings guidance for the fourth quarter of its fiscal year ending May 31, 2013 to a range of $0.52 to $0.60 per fully diluted share. The revised guidance reflects lower expected profit margin performance than had been previously forecast due primarily to cost and utilization challenges in the quarter. The attached exhibit provides a more detailed description of the revised guidance and comparison with the previously issued guidance.

"While our projected revenues for the fourth quarter will be within the previously issued range, overall gross margins are projected to be approximately two percentage points below our previous expectations for the period," said Phil Hawk, Team's Chairman and CEO.  "Strong and consistent field operating performance has been a key driver of our historical success for a long period of time. We are confident that we will rebalance our resources and restore our operating utilization rates to historical levels in the near term."

Key Challenges for Fourth Quarter of Fiscal 2013

  Slower revenue growth rates, reflecting fewer large turnaround projects versus prior fourth quarter.
  Significant growth in field support resources in first half of fiscal year, resulting in cost/utilization imbalances.
  Restoring historical operating efficiency levels has taken longer than previously expected.

Initial Fiscal 2014 Outlook

Consistent with its past practice, Team expects to issue its formal fiscal 2014 earnings guidance in early August 2013 coinciding with the release of the full year financial results for fiscal 2013. Based on the company's initial review and planning, current expectations for fiscal 2014 remain consistent with our past performance:

  Organic revenue growth of about 10% reflecting continuing significant business development opportunities in a number of areas.
  Return to historical operating and utilization levels and operating profit margins above 9%.

These expectations would be indicative of fiscal 2014 revenues of approximately $790 million and earnings of about $2.00 per fully diluted share.

Conference Call

In connection with this release, Team will hold a conference call on Monday, May 20, 2013 beginning at 10:00 a.m. Central Time. The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference by phone may call 877-415-3183 and use conference code 28845837.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

Team Inc.
Exhibit to Press Release
May 20, 2013

	Current Q4 Estimate	Prior Q4 Estimate
	May 20, 2013	March 14, 2013
Guidance

Revenues	$195-200 million	$192-207 million

EBITDA (1)	$24-$27 million	$29-$35 million

Net income available to shareholders	$11-13 million	$14-18 million

Earnings per diluted share	$0.52-$0.60	$0.69-$0.84

Underlying key assumptions:

Gross Margin %	30%-31%	32%-33%

Operating income %	9%-10%	12%-14%

(1) EBITDA is earnings before interest, taxes, depreciation,amortization and non-cash compensation expense.
CONTACT: Ted W. Owen
         (281) 331-6154